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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated September 23, 1999, relating to the financial statements of Caminus LLC, and of our report dated August 28, 1998, relating to the financial statements of ZAI*NET SOFTWARE, Inc., which appear in such Prospectus. We also consent to the references to use under the headings "Experts" and "Selected Consolidated Financial Data" in such Registration Statement. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data."

PRICEWATERHOUSECOOPERS LLP

New York, New York
September 30, 1999